Exhibit 99.1

FOR IMMEDIATE RELEASE:

FINANCIAL CONTACT: Mark Pogharian 717-534-7556	MEDIA CONTACT Jeff Beckman 717-534-8090

THE HERSHEY COMPANY ANNOUNCES

PROPOSED OFFERING OF NOTES DUE 2023

HERSHEY, Pa., May 14, 2013 – The Hershey Company (NYSE: HSY) announced today that it is offering (the “Notes Offering”) to sell notes due 2023 in a public offering. The Hershey Company intends to use the net proceeds of the Notes Offering for general corporate purposes.

A registration statement relating to the Notes Offering has been filed with the United States Securities and Exchange Commission and is effective. This press release shall not constitute an offer to sell or an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes Offering may be made only by means of a prospectus supplement and the accompanying prospectus.

Copies of the prospectus supplement and the accompanying prospectus for the Notes Offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, toll free at 1-800-294-1322 and UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, toll free at 1-877-827-6444, ext. 561 3884.

About The Hershey Company

The Hershey Company (NYSE: HSY) is the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery. Headquartered in Hershey, Pa., The Hershey Company has operations throughout the world and more than 14,000 employees. With revenues of more than $6.6 billion, Hershey offers confectionery products under more than 80 brand names, including such iconic brands as Hershey’s, Reese’s, Hershey’s Kisses, Hershey’s Bliss, Hershey’s Special Dark, Kit Kat, Twizzlers, Jolly Rancher and Ice Breakers. The company is focused on growing its presence in key international markets such as China, Mexico and Brazil while continuing to build its competitive advantage in the United States and Canada.

For more than 100 years, The Hershey Company has been a leader in making a positive difference in the communities where its employees live, work and do business. Corporate Social Responsibility is an integral part of the company’s global business strategy, which includes goals and priorities focused on fair and ethical business dealings, environmental stewardship, fostering a desirable workplace for employees, and positively impacting society and local communities. Milton Hershey School, established in 1909 by the company’s founder and administered by Hershey Trust Company, provides a quality education, housing, and medical care at no cost to children in social and financial need. Students of Milton Hershey School are direct beneficiaries of The Hershey Company’s success.